EXHIBIT 99.1

GeoPharma Announces Fiscal Year 2010 Second Quarter Results and Conference Call

Largo, FL - November 24, 2009 - GeoPharma, Inc. (NASDAQ:GORX) (the "Company") announced today the results of its fiscal year 2010 second quarter which ended September 30, 2009, with revenues totaling $3,407,590 from continuing operations and a net loss from continuing and discontinued operations of .23 cents per share versus .25 cents per share for the same period a year ago.

Commenting on the quarter GeoPharma CEO Mihir Taneja stated, "In the second quarter many positive developments for our business occurred. Among the most noteworthy of these events was the: restructuring of our loan agreement with Whitebox Pharmaceutical Growth Fund, the finalization of the sale of certain key assets and the discontinuation of our "BOSS" distribution segment, as well as the favorable settlement of litigation regarding our Beta-Lactam Antibiotics facility in Baltimore, Maryland. Additionally, we have continued with our cost containment efforts, with significant headcount reductions and further savings in R&D expenses. We truly believe the adjustments we are making are taking hold in a positive manner. We look forward optimistically to sharing other key developments in the near future and to a favorable 2010 for GeoPharma and its shareholders."

A conference call is scheduled at 11 a.m. Eastern time today and will be hosted by GeoPharma, Inc. CEO, Mihir Taneja and Sr. VP/CFO, Carol Dore-Falcone. Participants may dial in 15 minutes before the call is set to begin to register. The dial in number for participants is 1--719-325-2123. The Conference Confirmation code is 3306847.

A replay of the call will be available from 2 PM ET on November 24, through Tuesday, December 8th. The Replay of the call may be heard by dialing 1-719- 457-0820 The Replay Pass Code is 3306847. Participants may also choose to listen to the call via webcast through the link in the events and presentations section of the Investor Relations page of the GeoPharma website located at http://www.geopharmainc.com

ABOUT GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in Pharmaceuticals, Contract Manufacturing, and Medical devices. The Pharma divisions specialize in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing division manufactures and packages generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

For further information visit the GeoPharma website at www.geopharmainc.com.

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control. Important factors that could cause such differences are described in the company's periodic filings with the Securities and Exchange Commission.

Contact Information:

Alexander Nachman

Director of Corporate Communications and Business Development

GeoPharma, Inc.

1-727-544-8866, ext. 249

IR@GeoPharmainc.com

GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Manufacturing	3,003,103	4,560,758	7,622,861	10,862,924
Pharmaceutical	404,487	534,006	986,993	658,443

Total revenues	$3,407,590	$5,094,764	$8,609,854	$11,521,367

Cost of goods sold:
Manufacturing	2,218,627	3,007,286	5,131,059	7,760,100
Pharmaceutical	588,711	823,528	1,232,634	1,250,467

Total cost of goods sold	$2,807,338	$3,830,814	$6,363,693	$9,010,567

Gross profit:
Manufacturing	784,476	1,553,472	2,491,802	3,102,824
Pharmaceutical	(184,244)	(289,522)	(245,641)	(592,024)

Total gross profit	$600,252	$1,263,950	$2,246,161	$2,510,800

Selling, general and administrative expenses:
Selling, general and administrative expenses	2,857,471	2,915,780	5,463,108	5,701,272
Stock compensation expense	709,186	368,067	1,558,501	643,559
Research and development	291,202	500,950	667,319	1,151,901
Depreciation and amortization	414,194	539,678	830,430	1,016,244

Total selling, general and administrative expenses	$4,272,053	$4,324,475	$8,519,358	$8,512,976

Operating income (loss) before other income and expense, noncontrolling interest, income taxes and discontinued operations	$(3,671,801)	$(3,060,525)	$(6,273,197)	$(6,002,176)
Other income (expense), net:
Interest income (expense), net	(543,666)	(422,635)	(998,226)	(801,602)
Other income (expense), net	1,039,891	177	1,052,023	2,277

Total other income (expense), net	$496,225	$(422,458)	$53,797	$(799,325)

Income (loss) before noncontrolling interest, income taxes and discontinued operations	$(3,175,576)	$(3,482,983)	$(6,219,400)	$(6,801,501)
Noncontrolling interest benefit (expense)	(165,259)	172,688	28,190	370,424
Income tax benefit (expense)	-	955,500	-	1,617,900

Net income (loss) from continuing operations	$(3,340,835)	$(2,354,795)	$(6,191,210)	$(4,813,177)
Discontinued operations:
Revenues: Distribution	$-	$10,944,987	$4,709,292	$24,543,691
Cost of goods sold: Distribution	-	9,203,811	4,095,792	19,855,501

Gross profit(deficit):Distribution	$-	$1,741,176	$613,500	$4,688,190
Selling, general and administrative expenses: Distribution	348,084	3,410,520	2,114,029	6,243,130
Loss on the sale of BOSS assets	661,424	-	661,424	-
Distribution segment exit income (expense)	-	-	-	-

Discontinued operations net loss (net of income tax)	$(1,009,508)	$(1,669,344)	$(2,030,492)	$(1,544,265)

Net income (loss)	$(4,350,543)	$(4,024,139)	$(8,221,702)	$(6,367,442)
Preferred stock dividends	69,129	137,500	127,129	287,300

Net income (loss) available to common shareholders	$(4,419,472)	$(4,161,639)	$(8,348,831)	$(6,655,417)

Basic income (loss) per share	$(0.18)	$(0.15)	$(0.32)	(0.33)

Basic weighted average number of common shares outstanding	19,319,598	16,396,092	19,275,142	15,544,306

Diluted income (loss) per share	$(0.18)	$(0.15)	$(0.32)	$(0.33)

Diluted weighted average number of common shares outstanding	19,319,598	16,396,092	19,275,142	15,544,306

Basic and diluted discontinued operations income(loss) per share	$(0.05)	$(0.10) .	$(0.11)	$(0.10)

See accompanying notes to condensed consolidated financial statements.